Exhibit 10.5
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) made as of October 31, 2008, by and among Hyde Park Acquisition Corp., a Delaware corporation (the “Purchaser”), KCP Services, LLC, a Delaware limited liability company (the “Seller Representative”), and KeyBank National Association, as escrow agent (the “Escrow Agent”).

WITNESSETH

WHEREAS, Essex Crane Rental Corporation, a Delaware corporation, the Purchaser, Seller Representative, Essex Holdings LLC, a Delaware limited liability company (“Holdings”) and the members of Holdings have entered into a certain Purchase Agreement dated as of March 6, 2008, as amended on May 9, 2008 and August 14, 2008 (as amended, the “Purchase Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Purchase Agreement) with respect to the sale to Purchaser of all of the equity securities of Holdings, other than the Retained Interests; and

WHEREAS, in order to secure the Purchaser against payments of Shortfall Consideration and indemnification payments pursuant to Section 11.3 of the Purchase Agreement, a portion of the Total Purchase Price and a portion of the shares of Purchaser Stock owned by Kirtland (defined below) as of the date hereof shall be delivered to the Escrow Agent to be held in escrow in accordance with the provisions hereof.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Escrow Agent. The Escrow Agent is hereby appointed to act as Escrow Agent hereunder in accordance with the terms set forth herein, and the Escrow Agent hereby agrees to accept such appointment.

2. Deposit of Escrow Funds and Escrowed Interests.

(a) At the Closing, the Purchaser shall deliver to the Escrow Agent (i) an aggregate amount of $7,000,000 (the “Cash Escrow Funds”) by wire transfer of immediately available funds and (ii) stock certificates issued in the name of (x) Kirtland Capital Partners III, L.P. (“KCP III”) representing 605,191 shares of Purchaser Stock, and (y) Kirtland Capital Company III LLC (“KCC III” and together with KCP III, “Kirtland”) representing 36,902 shares of Purchaser Stock (together with securities issued upon a stock split or other reclassification or combination involving such shares of Purchaser Stock, the “Escrowed Interests” and together with the Cash Escrow Funds, the “Total Escrow Funds”). The Total Escrow Funds are to be held and disbursed by the Escrow Agent in accordance with the terms set forth herein.

(b) At and from time to time after the Closing as is necessary to transfer the Escrowed Interests to Purchaser in accordance with the terms hereof, Kirtland shall deliver to the Escrow Agent duly endorsed stock powers or other documentation necessary to effectuate any transfers of Purchaser Stock to Purchaser, which stock powers and other documentation shall be held in escrow by the Escrow Agent until such time or times as such transfers are required to be made in accordance with the terms of this Escrow Agreement.

(c)Reserved.

(d) During the term of this Escrow Agreement, the Cash Escrow Funds shall be held in a trust account at KeyBank National Association (“Trust Account”), segregated apart from the general funds of KeyBank National Association, pending disbursement pursuant to this Escrow Agreement. The Escrow Agent shall cause the Cash Escrow Funds to be invested, to the maximum practical extent, in United States Treasury bills having a maturity of thirty-one (31) days or less or other similar short-term instruments, including, without limitation, the Victory Institutional Money Market Fund, payment of the principal and interest on which is backed by the full faith and credit of the United States. Any interest earned on the Cash Escrow Funds shall be for the account of the Seller Representative. Accordingly, the Escrow Agent shall distribute to Seller Representative within five days following the end of each calendar quarter an amount equal to any interest or other earnings on such Cash Escrow Funds. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.

(e)Escrowed Interests and any related stock powers or other instruments of transfer shall be held by the Escrow Agent in escrow hereunder. Any cash distributions or dividends paid in respect of the Escrow Interests shall be distributed to Seller Representative within five days following the end of each calendar quarter. Kirtland shall be entitled to exercise any voting rights attached to the Escrowed Interests during such time that the Escrowed Interests are held in escrow pursuant to this Escrow Agreement.

3. Release of Escrow Funds and Escrowed Interests. The Cash Escrow Funds and Escrowed Interests shall be distributed by the Escrow Agent as follows:

(a) If the Seller Representative and the Purchaser shall at any time jointly direct Escrow Agent in writing to distribute some or all of the Total Escrow Funds, or if Escrow Agent shall have received an order, decree or judgment of a court or arbitrator of competent jurisdiction and directing Escrow Agent to distribute some or all of the Total Escrow Funds, Escrow Agent shall on the fifth (5th) Business Days thereafter distribute the amount of the Total Escrow Funds as directed in such joint written direction, order, decree or judgment. Any such distributions made on account of Shortfall Consideration shall be so specified in such joint written direction, order, decree or judgment.

(b) If the Escrow Agent does not receive a copy of a Claim Response on or prior to the tenth (10th) Business Day (the “Claim Response Date”) immediately following receipt by the Escrow Agent of a copy of a Claim Notice delivered pursuant to the Purchase Agreement, then the Escrow Agent shall, on the fifth (5th) Business Day after the Claim Response Date, distribute to, or as directed by, the Purchaser the amount claimed by the Purchaser Indemnitee in the Claim Notice.

(c) If the Escrow Agent receives a copy of a Claim Response on or prior to the Claim Response Date, then the Escrow Agent shall (i) on the fifth Business Day after the Claim Response Date distribute to, or as directed by, the Purchaser the amount claimed by the Purchaser Indemnitee in the Claim Notice which is not disputed by the Indemnifying Party in such Claim Response and (ii) retain as part of the Total Escrow Funds the amount of such claim disputed by the Indemnifying Party in such Claim Response (a “Disputed Amount”), and continue to hold and disburse such amount in accordance with the provisions of this Escrow Agreement.

(d) Any Claim Notice, joint written direction, order, decree, judgment or other written instruction which directs the Escrow Agent to disburse all or a portion of the Total Escrow Funds shall specify the amount of such disbursement to be paid out of the Cash Escrow Funds and the amount of such disbursement to be paid out of the Escrowed Interests; provided, however, (i) any distribution from the Total Escrow Funds shall first be made from the Cash Escrow Funds until such Cash Escrow Funds have been completely depleted, unless otherwise agreed to by the Seller Representative, (ii) if, at the time of any distribution, the specified distribution allocation is no longer possible as a result of intervening distributions from the Total Escrow Funds or otherwise, such distribution shall be satisfied in full out of the Total Escrow Funds in a manner that is consistent with the specified allocation to the greatest extent practicable, and (iii) the aggregate value of Escrowed Interests that may be distributed under this Escrow Agreement may not exceed $5,000,000 (as calculated in Section 3(e) hereof). The aggregate value of Escrowed Interests from time to time in excess of $5,000,000 shall be held by the Escrow Agent solely for the benefit of the Seller Representative.

(e) A distribution of Escrowed Interests to Purchaser hereunder shall be effected via surrender by the Escrow Agent to the Purchaser of the stock powers or other instruments of transfer held by the Escrow Agent relating to the Escrowed Interests. The value of any Escrowed Interests to be distributed to the Purchaser hereunder shall be the average closing sale price for a share of Purchaser common stock as quoted on the Over-the-Counter Bulletin Board (or on a national securities market on which the Purchaser’s common stock is then quoted for trading) for the twenty trading days ending two trading days immediately preceding the date of applicable distribution of Escrowed Interests. The Purchaser shall deliver to the Escrow Agent and the Seller Representative the Purchaser’s calculation of the value of any Escrowed Interests to be distributed hereunder, which calculation shall be final and binding absent manifest error (and Seller’s Representative shall be deemed to be in agreement with such calculation, unless it shall notify Escrow Agent and Purchaser of any such error prior to the time that distribution of the Escrowed Interests to Purchaser is required pursuant to this Escrow Agreement). Escrow Agent will not be responsible for determining or calculating the market price or the amount of any distribution.

(f) Promptly following the date that any payments in respect of an Adjustment are required to be made pursuant to Section 2.3(d) of the Purchase Agreement, the Purchaser and the Seller Representative shall deliver joint written notice to the Escrow Agent directing the Escrow Agent to distribute to, or as directed by, the Seller Representative from the balance of the Cash Escrow Funds an amount equal to the positive difference, if any, between $1,000,000 and any amounts theretofore distributed to the Purchaser on account of such Adjustment (as specified in any joint written direction, order, decree, judgment or other written instruction theretofore received by the Escrow Agent).

(g) Promptly, but in no event longer than five (5) Business Days, following the earlier of (i) date that the Survival Period has expired, or (ii) the date on which the total Cash Escrow Funds plus an aggregate number of Escrowed Interests have been distributed to Purchaser under this Escrow Agreement having an aggregate value of $5,000,000, the Purchaser and the Seller Representative shall deliver joint written notice to the Escrow Agent directing the Escrow Agent to distribute to, or as directed by, the Seller Representative the then-remaining amount of the Total Escrow Funds less (A) the aggregate of any Disputed Amounts, and (B) the amount claimed by the Purchaser in any Claim Notices received as of such date by the Escrow Agent in respect of which a Claims Response had not yet been received, or required to be received, by the Escrow Agent (“Pending Claim Amounts”). The Escrow Agent shall continue to hold and disburse such Disputed Amounts and Pending Claim Amounts in accordance with the provisions of this Escrow Agreement.

4. Escrow Agent.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between any of the parties hereto, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement.

(b) The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Total Escrow Funds. The Escrow Agent shall have no duty or obligation to make any calculations of any kind hereunder.

(c) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Purchaser or the Seller Representative. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to hold safely all the Total Escrow Funds until it shall be directed otherwise in writing by the Purchaser and the Seller Representative jointly or by a final order or judgment of a court of competent jurisdiction. The parties to this Escrow Agreement agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same, except where the Escrow Agent is a necessary party or is otherwise required by law to be a party to such dispute.

(d) Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5. Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 30 days advance notice in writing of such resignation to the Purchaser and the Seller Representative specifying a date when such resignation shall take effect. The Purchaser and the Seller Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named escrow agent. If the Purchaser and the Seller Representative have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Cash Escrow Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Escrow Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

6. Fees. The Purchaser and the Seller Representative agree jointly and severally to (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 1 attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement.

7. Indemnity. The Purchaser and the Seller Representative shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (ii) its following any instructions or other directions from the Purchaser or the Seller Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The Purchaser and the Seller Representative hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Total Escrow Funds for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

8. Termination. This Escrow Agreement shall automatically, without any action by the Purchaser or the Seller Representative, be terminated upon the disbursement by the Escrow Agent of all the Total Escrow Funds pursuant to the terms herein.

9. Notices.

(a) All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile;

(ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

(b) Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 9, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent reasonably deems appropriate.

(c) "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed.

(d) All communications under this Escrow Agreement shall be delivered to the following address:

If to the Purchaser:	Hyde Park Acquisition Corp. 461 Fifth Avenue, 25 Floor New York, NY 10017 Attn: Laurence S. Levy and Edward Levy Fax: (212) 644-6262

with a copy to:	Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Attention: Todd J. Emmerman, Esq. Fax: (212) 940-8776

If to Seller Representative:	KCP Services LLC 3201 Enterprise Parkway, Suite 200 Beachwood, OH 44122 Attention: Michael DeGrandis Fax (216) 593-0240

with a copy to:	Jones Day North Point 901 Lakeside Avenue Cleveland, OH 44114 Attention: Charles W. Hardin Jr. Fax (216) 579-0212

If to the Escrow Agent:	KeyBank National Association 127 Public Square Corporate Escrow Dept., 14th Floor Cleveland, Ohio 44114 Attn: Joyce A. Apostolec Fax (216) 689-3777

10. Amendments and Waivers. This Escrow Agreement may only be amended with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the parties and their respective successors and assigns.

11. Successors and Assigns. The terms and conditions of this Escrow Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. Except as otherwise set forth herein, no party to this Escrow Agreement may assign its rights or delegate its duties under this Escrow Agreement without the consent of the other parties hereto. The term “Escrow Agent” as used herein shall also refer to the successors and assigns of Escrow Agent, including, without limitation, a receiver, trustee, custodian or debtor-in-possession.

12. Titles and Subtitles. The titles and subtitles used in this Escrow Agreement are used for convenience only and are not to be considered in construing or interpreting this Escrow Agreement.

13. Severability. If one or more provisions of this Escrow Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Escrow Agreement, (ii) the balance of this Escrow Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Escrow Agreement shall be enforceable in accordance with its terms.

14. Entire Agreement. This Escrow Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein.

15. Counterparts. This Escrow Agreement may be executed in a number of identical counterparts but all counterparts shall constitute one agreement. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

16. Governing Law. This Escrow Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

17. Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York and waives trial by jury in any action or proceeding with respect to this Escrow Agreement.

18. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel is binding upon it, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

19. Tax Reporting. Prior to execution of this Escrow Agreement, the Seller Representative shall provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form, which shall include its Tax Identification Number (TIN) as assigned by the Internal Revenue Service.

[signature page to follow]

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first hereinabove stated.

KEYBANK NATIONAL ASSOCIATION

/s/ Joyce A. Apostolec
Name: Joyce A. Apostolec
Title: Assistant Vice President

HYDE PARK ACQUISITION CORP.

/s/ Laurence Levy
Name: Laurence Levy
Title: Chief Executive Officer

KCP SERVICES LLC

By: Kirtland Capital Corporation, its managing member

/s/ Michael T. DeGrandis
Name: Michael T. DeGrandis
Title: Vice President

[Signature Page to Escrow Agreement]

Schedule 1

Escrow Fees

Annual Administrative Escrow Fee payable upon execution of agreement, and annually thereafter upon the anniversary date of the account opening:

Annual Administrative Fee:	$3,500.00

*Note: Should the Parties to the Escrow Agreement direct alternative investments other than the Victory money market funds (Government Reserve , Federal, and Institutional), an additional monthly custodial fee of 5 basis points (.0005) of assets market value will be charged monthly against the escrowed funds. The custody fee will be in addition to the annual administrative escrow fee.